Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DHT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Clarendon House
2 Church Street
Hamilton HM 11
Bermuda
(Address of Principal Executive Offices)

2016 Incentive Compensation Plan
 (Full Title of the plan)

C T Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 590-9070
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Erik R. Tavzel, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
 825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☑ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	2,900,000	$4.20	$12,165,500.00	$1,225.07
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall include any additional shares of common stock that become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of the common stock of DHT Holdings, Inc. (the “Company”).
(2) Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be based on the average of the high and low sales prices per share of the Company’s common stock as reported on the New York Stock Exchange composite transaction tape on September 13, 2016.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated by reference herein and shall be deemed a part hereof: (1) the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the Commission on March 21, 2016, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed; (2) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2015, including the Company’s reports on Form 6-K furnished to the Commission on February 5, 2016, May 5, 2016, June 3, 2016 and August 11, 2016; and (3) the description of the Company’s common stock contained in the Registration Statement on Form 8-A, filed with the Commission on October 7, 2005, including any amendment or report filed to update such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Marshall Islands law provides that with respect to legal actions against a person because that person is or was a director or officer of a corporation, that corporation (i) must indemnify that person for expenses of litigation when that person is successful on the merits, (ii) may indemnify that person for expenses, judgments, fines and amounts paid in settlement of litigation (other than in an action by or in right of the corporation), even if that person is not successful on the merits, if that person acted in good faith and in a manner that that person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceedings, had no reason to believe that his conduct was unlawful) and (iii) may indemnify such person for the expenses of a suit by or in the interest of the corporation, even if such person is not successful on the merits, if such person acted in good faith and in a manner which that person reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification may be made if such person has been found to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court in which the action was brought determines that, despite the finding of liability, that person is fairly and reasonably entitled to indemnity for such expenses. The advancement of litigation expenses to a director or officer is also authorized upon receipt by the board of directors of an undertaking to repay such amounts if it is ultimately determined that that person is not entitled to indemnification. The Company’s articles of incorporation and bylaws limit personal liability of directors and officers to the fullest extent permitted by Marshall Islands law. In addition, the Company has entered into an agreement with its chief financial officer whereby it has agreed to indemnify him substantially in accordance with the indemnification provisions related to its officers and directors in its bylaws. In addition, the Company maintains directors’ and officers’ liability insurance policies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached Exhibit Index.

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(A) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(C) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oslo, Country of Norway, on September 16, 2016.

DHT HOLDINGS, INC.

By:	/s/ Eirik Ubøe
Name: Eirik Ubøe
Title: Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eirik Ubøe his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Svein Moxnes Harfjeld	Co-Chief Executive Officer	September 16, 2016
Svein Moxnes Harfjeld

/s/ Trygve P. Munthe	Co-Chief Executive Officer	September 16, 2016
Trygve P. Munthe

/s/ Eirik Ubøe	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 16, 2016
Eirik Ubøe

/s/ Erik Lind	Chairman and Director	September 16, 2016
Erik Lind

/s/ Robert N. Cowen	Director	September 16, 2016
Robert N. Cowen

/s/ Joseph H. Pyne	Director	September 16, 2016
Joseph H. Pyne

/s/ Einar Michael Steimler	Director	September 16, 2016
Einar Michael Steimler

/s/ Greg Lavelle	Authorized Representative in the United States	September 16, 2016
Greg Lavelle Managing Director Puglisi & Associates

EXHIBIT INDEX

Exhibit Number	Description

4.1	2016 Incentive Compensation Plan.

5.1	Opinion of Reeder & Simpson PC, regarding the legality of the securities being offered.

23.1	Consent of Deloitte AS.

23.3	Consent of Reeder & Simpson PC (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this Registration Statement).